     As filed with the Securities and Exchange Commission on July 10, 2002
                                                     Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               FFLC BANCORP, INC.
   (exact name of registrant as specified in its certificate of incorporation)

        DELAWARE                                           59-3204891
(state or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)



                            800 NORTH BOULEVARD, WEST
                             LEESBURG, FLORIDA 34748
                                 (352) 787-3311


                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                    FFLC BANCORP, INC. 2002 STOCK OPTION PLAN
                            (Full Title of the Plan)
                    ----------------------------------------

STEPHEN T. KURTZ                                  COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER             GEORGE W. MURPHY, JR., ESQ.
FFLC BANCORP, INC.                                SUZANNE A. WALKER, ESQ.
800 NORTH BOULEVARD WEST                          MULDOON MURPHY & FAUCETTE LLP
LEESBURG, FLORIDA 34748                           5101 WISCONSIN AVENUE, N.W.
(352) 787-3311                                    WASHINGTON, D.C. 20016
(Name, address, including zip code, and           (202) 362-0840
telephone number, including area code,
of agent for service)



  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
                   Act of 1933, check the following box. / X /
                                                          ---

==========================================================================================================================
     Title of Securities             Amount            Proposed Maximum          Proposed Maximum           Amount of
            to be                     to be             Offering Price          Aggregate Offering        Registration
         Registered               Registered (1)         Per Share(3)                Price(2)                  Fee
--------------------------------------------------------------------------------------------------------------------------
        Common Stock                 250,000                $27.00                  $6,750,000                $621
       $.01 par Value                 Shares
==========================================================================================================================

(1)  Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the FFLC Bancorp, Inc. 2002 Stock Option Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of FFLC Bancorp, Inc. pursuant to 17 C.F.R.
     ss.230.416(a).
(2)  Represents the total number of shares reserved and available for issuance upon the exercise of stock options under the Plan.
(3)  Estimated solely for the purpose of calculating the registration fee.  Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the price per share is estimated to be $27.00 based upon the average of the high and low price of
     FFLC Bancorp, Inc. common stock, as reported on the Nasdaq Stock Market on July 5, 2002.




THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

FFLC Bancorp, Inc.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The document containing the information for the FFLC Bancorp, Inc. 2002 Stock Option Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). The document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

         (a) The Form 10-K report filed on March 22, 2002, by FFLC Bancorp, Inc. (the "Registrant" or the "Corporation") for the fiscal year ended December 31, 2001 (File No. 000-22608) which includes the consolidated balance sheets of FFLC Bancorp, Inc. as of December 31, 2001 and 2000 and the consolidated statements of income, stockholder's equity and cash flows for the years ended December 31, 2001, 2000 and 1999.

         (b) The Form 10-Q report filed by the Registrant for the fiscal quarter ended March 31, 2002, (File Number 000-22608), filed with the SEC on April 26, 2002.

         (c) The description of the Registrant's Common Stock contained in Registrant's Form 8-A (File No. 000-22608), as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder.

         (d) All documents filed by the Registrant and the Plan, where applicable, pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

          Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

Article X and XI of the Registrant's Certificate of Incorporation provides as follows:

TENTH:
-----

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication
         that,  the   indemnitee  has  not  met  any  applicable   standard  for
         indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:  A Director of this Corporation  shall not be personally liable to the
--------
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.   LIST OF EXHIBITS.

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

         5           Opinion of Muldoon Murphy & Faucette LLP as to the legality of the Common Stock to be issued.
         10          FFLC Bancorp, Inc. 2002 Stock Option Plan.1
         23.0        Consent of  Muldoon  Murphy & Faucette  LLP  (contained  in opinion included in Exhibit 5).
         23.1        Consent of Hacker, Johnson & Smith PA.
         24          Power of Attorney.

ITEM 9.   UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement to:

                     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

----------------------------------
(1) Incorporated herein by reference from Appendix A contained in the Proxy Statement on Form DEF 14A (See No. 00022608) filed with the Securities and Exchange Commission on March 22, 2002.

                     (iii) Include any material  information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) Of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, FFLC Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Leesburg, Florida on June 27, 2002.


                                 FFLC BANCORP, INC.


                                 By: /s/ Stephen T. Kurtz
                                     ---------------------------------------
                                      Stephen T. Kurtz
                                      Chief Executive Officer, President and
                                      Director

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Stephen T. Kurtz, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


      Name                   Title                                     Date
      ----                   -----                                     ----


/s/ Claron D. Wagner         Chairman of the Board                 June 27, 2002
------------------------
Claron D. Wagner



/s/ James. P. Logan          Vice Chairman of the Board            June 27, 2002
------------------------
James P. Logan



/s/ Stephen T. Kurtz         Chief Executive Officer,              June 27, 2002
------------------------
Stephen T. Kurtz             President and Director
                             (principal executive officer)

/s/ Paul K. Mueller          Executive Vice President, Chief       June 27, 2002
--------------------------   Operating Officer, Treasurer
Paul K. Mueller              and Director
                             (principal accounting and financial
                             officer)


/s/ Joseph J. Junod          Director                              June 27, 2002
--------------------------
Joseph J. Junod


/s/ Ted R. Ostrander, Jr.    Director                              June 27, 2002
--------------------------
Ted R. Ostrander, Jr.


/s/ H. D. Robuck, Jr.        Director                              June 27, 2002
--------------------------
H. D. Robuck, Jr.



/s/ Howard H. Hewitt         Director                              June 27, 2002
--------------------------
Howard H. Hewitt



                                                     EXHIBIT INDEX


                                                                                                         Sequentially
                                                                                                           Numbered
                                                                                                             Page
   Exhibit No.       Description                      Method of Filing                                     Location
----------------     ---------------------------      -------------------------------------------      -----------------

        5            Opinion of Muldoon               Filed herewith
                     Murphy & Faucette LLP

        10           FFLC Bancorp, Inc.               Incorporated herein by reference from
                     2002 Stock Option                Appendix A contained in the Proxy
                     Plan                             Statement on Form DEF 14A (See No.
                                                      00022608) filed with the Securities and
                                                      Exchange Commission on March 22,
                                                      2002.

       23            Consent of Muldoon               Contained in opinion included in
                     Murphy & Faucette LLP            Exhibit 5 filed herewith.

      23.1           Consent of Hacker,               Filed herewith
                     Johnson & Smith PA
       24            Power of Attorney                Located on the signature page.

